Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan, as amended and restated effective June 16, 2017, of our report dated February 24, 2017 with respect to the consolidated financial statements and schedule of Echo Global Logistics, Inc. and the effectiveness of internal control over financial reporting of Echo Global Logistics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

July 28, 2017